Exhibit 99.1

[XL Capital Logo Omitted]

XL Capital Ltd
XL House
One Bermudiana Road
Hamilton HM 11
Bermuda

			Phone Fax	(441) 292 8515 (441) 292 5280

Press Release

Contact:	David Radulski Investor Relations (441) 294 7460	Carol A. Parker Trott Media Relations (441) 294 7290

XL CAPITAL LTD ESTIMATES LOSSES RESULTING FROM

EUROPEAN WINDSTORM KYRILL

HAMILTON, Bermuda, Feb 1 /PRNewswire-FirstCall/ — XL Capital Ltd (NYSE: XL) (“XL” or the “Company”) today announced that, based on current analysis, its pre-tax net loss relating to European Windstorm Kyrill (“Kyrill”) is estimated to be in the range of $60 million to $75 million. The majority of XL’s losses from Kyrill are expected to come from its reinsurance segment.

Kyrill’s hurricane-strength winds caused widespread damage and loss of life across Northern and Western Europe on January 18 and 19, 2007. Damage was particularly severe in Ireland, the United Kingdom and Germany.

The Company’s preliminary loss estimate range is based on its review of individual treaties and policies expected to be impacted and client data received to date and has taken into account current industry loss estimates. There is currently a wide range of industry loss estimates, and many clients are still in the early stages of their exposure evaluations, therefore the Company’s preliminary loss estimate range is subject to revision.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. As of September 30, 2006, XL Capital Ltd had consolidated assets of approximately $59.8 billion and consolidated shareholders’ equity of $9.5 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

This press release contains forward-looking statements about the estimated effects of European Windstorm Kyrill on the Company’s results of operations and financial condition. Such statements involve inherent risks and uncertainties. Statements that are not historical facts, including statements about XL’s beliefs or expectations, are forward- looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual events or results to differ materially from those in such forward-looking statements include the preliminary nature of reports and estimates of loss to date, the limited ability of claims personnel to make inspections to date and the other important factors set forth in XL’s most recent annual report on Form 10-K, quarterly report on Form 10-Q and XL’s other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

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